Exhibit 4.1
Description of Securities Registered Pursuant to Section 12 of the Securities Exchange Act of 1934
As of September 30, 2021, Helmerich & Payne, Inc., a Delaware corporation (“H&P”), had one class of securities registered under Section 12 of the Securities Exchange Act of 1934, as amended: common stock, par value $0.10 per share (“common stock”). The following contains a description of our common stock, as well as certain related additional information. This description is a summary only and does not purport to be complete. We encourage you to read the complete text of H&P’s amended and restated certificate of incorporation (the “certificate of incorporation”) and amended and restated bylaws (the “bylaws”), which we have filed or incorporated by reference as exhibits to H&P’s Annual Report on Form 10-K. References to “we,” “our” and “us” refer to H&P, unless the context otherwise requires. References to “stockholders” refer to holders of our common stock, unless the context otherwise requires.
General
Pursuant to the certificate of incorporation, we have the authority to issue 161,000,000 shares of capital stock, consisting of 160,000,000 shares of our common stock and 1,000,000 shares of preferred stock, without par value (“preferred stock”).
Common Stock
All of the outstanding shares of common stock are fully paid and nonassessable.
Voting Rights
Our stockholders are entitled to one vote for each share of common stock held on all matters voted upon by stockholders, including the election of directors.
Under our bylaws, unless otherwise provided by law, our certificate of incorporation or our bylaws, or permitted by the rules and regulations of any securities exchange or quotation system on which the securities of H&P are listed or quoted for trading, the authorization of any action or the transaction of any business at any meeting of our stockholders at which a quorum is present (other than the election of directors) shall be decided by the affirmative vote of the majority of shares present in person or represented by proxy and entitled to vote thereat.
Under our bylaws, in connection with an election of directors, each nominee for election in an uncontested election is elected by the vote of the majority of votes cast with respect to such director at any meeting of our stockholders at which a quorum is present, meaning that the number of shares voted for such director must exceed the number of shares voted against such director; provided, however, that, if the number of nominees exceeds the number of directors to be elected as of a date that is 14 days in advance of the date we file our definitive proxy statement with the Securities and Exchange Commission, the directors shall be elected by the affirmative vote of a plurality of the shares present in person or represented by proxy at any such meeting and entitled to vote on the election of directors. Holders of our common stock have no right to cumulate their votes in an election of directors.
Dividend Rights
Subject to the rights of any then-outstanding shares of preferred stock, our stockholders are entitled to receive dividends as may be declared in the discretion of H&P’s board of directors (the “board of directors”) out of funds legally available for the payment of dividends. The declaration and amount of future dividends is at the discretion of our board of directors and will depend on our financial condition, results of operations, cash flows, prospects, industry conditions, capital requirements and other factors and restrictions our board of directors deems relevant.

Liquidation Rights
Our stockholders are entitled to share equally and ratably in our net assets upon a liquidation or dissolution after the payment or provision for all liabilities, subject to any preferential liquidation rights of any preferred stock that at the time may be outstanding.
No Preemptive, Conversion or Redemption Rights
Our stockholders have no preemptive, subscription, conversion or redemption rights, and are not subject to further calls or assessments by us. There are no sinking fund provisions applicable to our common stock.
Listing
Our common stock is traded on the New York Stock Exchange under the symbol “HP.”
Effects of Certain Provisions of Our Certificate of Incorporation and Bylaws and Delaware Law
Our certificate of incorporation, our bylaws and Delaware law contain provisions that may deter or render more difficult proposals to acquire control of H&P, including proposals a stockholder might consider to be in his or her best interest, impede or lengthen a change in membership of the board of directors and make removal of our management more difficult.
Action by Stockholders Without a Meeting
Our bylaws provide that stockholders may take action without a meeting of stockholders only if all stockholders consent in writing to such action. An electronic transmission that meets the requirements set forth in our bylaws shall be deemed to be written.
Special Meetings of Stockholders
Our bylaws provide that special meetings of stockholders may be called at any time only by our board of directors or the president. The only business that may be conducted at a special meeting of stockholders is that business specified in the notice of the meeting.
Advance Notice Provisions
Our bylaws provide that proposals and director nominations made by a stockholder to be voted upon at any annual meeting or special meeting of stockholders may be taken only if such proposal or director nomination is “properly presented” at such meeting. In order for any matter, as the case may be, to be considered “properly presented” at such meeting, a stockholder must comply with certain requirements regarding advance notice to us.
Generally, in the case of an annual meeting, stockholders must deliver to the Secretary of H&P a written notice between 90 and 120 days before the anniversary date of our immediately preceding annual meeting of stockholders. In the case of an annual meeting where we have changed the date of the annual meeting to more than 25 days before or after the anniversary date of our immediately preceding annual meeting of stockholders or in the case of a special meeting of stockholders for the purpose of electing directors, stockholders must deliver the notice no later than 10 days after the day on which notice of the date of the meeting is mailed or public disclosure of the date of the meeting is made, whichever first occurs.

To be in proper form, the notice must include, among other things, the name and address of the stockholder, certain information regarding the shares owned by the stockholder, a description of all arrangements or understandings between the stockholder and any proposed nominee or other persons relating to H&P or the nomination or proposal and a description of any material interest of the stockholder in the nomination or proposal. To nominate directors, the notice must include, as to each person whom the stockholder proposes to nominate for election as a director, the name, age, business address, residence address and principal occupation or employment of the nominee and certain information regarding the shares owned by the nominee. To make stockholder proposals, the notice must include a description of the proposal and the reasons for bringing the proposal before the meeting. Additionally, the notice must include such other information about the stockholder, each proposal and nominee as required by the Securities and Exchange Commission.
Director nominations and stockholder proposals that are late or that do not include all required information may be rejected. This could prevent stockholders from bringing certain matters before an annual meeting, including making nominations for directors.
Vacancies on the Board of Directors
Our bylaws provide that vacancies on the board of directors arising through death, resignation, retirement, removal, an increase in the number of directors or otherwise shall be filled only by a majority of the directors then in office, though less than a quorum.
Issuance of Preferred Stock
Our certificate of incorporation authorizes up to 1,000,000 shares of preferred stock. Preferred stock may be issued from time to time in one or more series, and the board of directors, without further approval of the stockholders, is authorized to fix the rights, preferences, privileges and restrictions applicable to each series of preferred stock. The purpose of authorizing the board of directors to determine these rights, preferences, privileges and restrictions is to eliminate delays associated with a stockholder vote on specific issuances. The issuance of preferred stock, while providing flexibility in connection with possible acquisitions and other corporate purposes, could, among other things, adversely affect the voting power of our then-existing stockholders and, under certain circumstances, make it more difficult for a third party to gain control of H&P.
Merger Provisions
Our certificate of incorporation provides that the affirmative vote of at least two-thirds of the outstanding stock entitled to vote thereon is required in order for us to:

•merge and/or consolidate with any other corporation unless we own at least 90% of the outstanding shares of the other corporation; or
•sell, lease, exchange, transfer or otherwise dispose of all or substantially all of our assets or business.

Our certificate of incorporation also provides that the affirmative vote of at least three-fourths of the outstanding stock entitled to vote thereon is required in order for us to:

•sell, lease, exchange, transfer or otherwise dispose of all or substantially all of our assets or business to a related corporation (defined as a stockholder owning more than 5% of our outstanding shares of any class of stock entitled to vote) or an affiliate of a related corporation;
•merge with a related corporation or an affiliate of a related corporation; or
•enter into a combination or majority share acquisition in which we are the acquiring corporation and our voting shares are issued or transferred to a related corporation or an affiliate of a related corporation or to stockholders of a related corporation.

Delaware Business Combination Statute
We are a Delaware corporation and are subject to Section 203 of the General Corporation Law of the State of Delaware. Section 203 prohibits a “business combination” between a corporation and an “interested stockholder” within three years of the time the stockholder became an interested stockholder, unless:
•prior to such time, the board of directors of the corporation approved either the business combination or the transaction that resulted in the stockholder becoming an interested stockholder;
•upon consummation of the transaction that resulted in the stockholder becoming an interested stockholder, the interested stockholder owned at least 85% of the voting stock of the corporation outstanding at the time the transaction commenced, exclusive of shares owned by directors who are also officers and by certain employee stock plans; or
•at or subsequent to such time, the business combination is approved by the board of directors and authorized at a stockholders’ meeting by at least two thirds of the outstanding voting stock that is not owned by the interested stockholder.
Generally, a “business combination” includes a merger, asset or stock sale, or other transaction resulting in a financial benefit to the interested stockholder. Generally, an “interested stockholder” is a person who owns, individually or with or through other persons, 15% or more of the corporation’s outstanding voting stock.
Exclusive Forum
    Our bylaws provide that unless we consent in writing to the selection of an alternative forum the Court of Chancery of the State of Delaware shall be the sole and exclusive forum for (i) any derivative action or proceeding brought on our behalf, (ii) any action asserting a claim of breach of a fiduciary duty owed by any director, officer, stockholder, employee or agent to us or our stockholders, (iii) any action asserting a claim against us or any director, officer, stockholder, employee or agent arising out of or relating to any provision of the General Corporation Law of the State of Delaware, our certificate of incorporation or our bylaws, or (iv) any action asserting a claim against us or any director, officer, stockholder, employee or agent governed by the internal affairs doctrine of the State of Delaware; provided, however, that, in the event that the Court of Chancery of the State of Delaware lacks subject matter jurisdiction over any such action or proceeding, the sole and exclusive forum for such action or proceeding shall be another state or federal court located within the State of Delaware, in each such case, unless the Court of Chancery (or such other state or federal court located within the State of Delaware, as applicable) has dismissed a prior action by the same plaintiff asserting the same claims because such court lacked personal jurisdiction over an indispensable party named as a defendant therein. In addition, our bylaws provide that any person or entity purchasing or otherwise acquiring any interest in shares of our capital stock is deemed to have notice of and consented to this exclusive forum provision. This exclusive forum provision is intended to apply to claims arising under Delaware state law and is not intended to apply to claims arising under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended.
Transfer Agent and Registrar
The transfer agent and registrar for our common stock is Computershare Trust Company, N.A.